News Release

CONTACTS:

Company:	Investor Relations:
T. Garrett Westbrook, CPA	Deborah K. Pawlowski
Vice President and Controller	Kei Advisors LLC
Phone: (229) 873-3832	Phone: (716) 843-3908
investorinfo@sgfc.com	dpawlowski@keiadvisors.com

For Immediate Release

Southwest Georgia Financial Corporation Declares Quarterly Cash Dividend

MOULTRIE, GA, February 26, 2020 -- Southwest Georgia Financial Corporation (the “Company”) (NYSE American: SGB), a full-service community bank holding company, announced that its Board of Directors has declared a quarterly cash dividend of $0.12 per common share. The dividend is payable March 19, 2020 to shareholders of record on March 9, 2020. The Company has approximately 2.5 million shares of common stock outstanding.

Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 92 consecutive years.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately
$555 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and government customers. The current banking facilities include the main office located in Colquitt County and branch offices located in Baker County, Worth County, Lowndes County, and Tift County. In addition to conventional banking services, the Company provides investment planning and management, trust management, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services, which is located in Colquitt County. The Company routinely posts news and other important information on its website at: www.sgb.bank.